EXHIBIT 99


                           FOR IMMEDIATE RELEASE

      INVESTOR CONTACT:                       MEDIA CONTACT:
      Pamela Catlett                          Alan Marks
      503.671.4589                            503.671.4235


                      NIKE, INC. APPOINTS APPLE COO
                TIMOTHY D. COOK TO THE BOARD OF DIRECTORS

BEAVERTON, Ore. (Nov. 18, 2005) - NIKE, Inc. (NYSE:NKE) today announced the appointment of Timothy D. Cook, Apple Computer, Inc.'s (NASDAQ:APPL) chief operating officer, to the company's board of directors. Mr. Cook is the board's 11th director, nine of which are independent, and is expected to serve on the compensation committee of the board.

"Tim's diverse professional background spans from global manufacturing to general management," said Philip H. Knight, Nike founder and chairman. "His global technology knowledge combined with his experience at one of the world's most recognized brands will make Tim a great asset to our board. We look forward to his contributions to Nike."

Cook, 44, is responsible for all of Apple's worldwide sales and operations, including end-to-end management of the company's supply chain, sales activities, and service and support in all markets and countries. He also heads Apple's Macintosh division and plays a key role in the continued development of strategic reseller and supplier relationships. He reports to Apple CEO Steve Jobs.

Before joining Apple in 1998 as senior vice president of worldwide operations, Cook was vice president of corporate materials at Compaq and was responsible for procuring and managing Compaq's product inventory. Previous to Compaq, Cook was the chief operating officer of the reseller division at Intelligent Electronics. Cook also spent 12 years with IBM, most recently as director of North American fulfillment, where he led manufacturing and distribution functions for IBM's Personal Computer Company in North and Latin America.

Cook earned an M.B.A. from Duke University, where he was a Fuqua Scholar, and A Bachelor of Science degree in Industrial Engineering from Auburn University.

About NIKE, Inc.
NIKE, Inc. is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Bauer Nike Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.